Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

NL Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.125 per share	Rule 457(c) and Rule 457(h)	200,000 (1)	$4.80 (2)	$959,000.00 (2)	$147.60 per $1,000,000	$141.55
Total Offering Amounts					$959,000.00		$141.55
Total Fee Offsets							--
Net Fee Due							$141.55

(1)
Pursuant to Rule 416, additional shares of the registrant’s common stock, par value $0.125 per share, issuable pursuant to the terms of the plan in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction are also being registered under this Registration Statement on Form S-8.

(2)
Computed in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the highest and lowest selling price per share of the registrant’s common stock on the New York Stock Exchange on October 30, 2023, which was $4.80.